UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2015

Glori Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55261	46-4527741

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10350 Richmond Avenue Suite 850 Houston, TX	77042

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 237-8880

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2015, the Board of Directors of Glori Energy Inc. (“Glori Energy”) elected and ratified Mr. Eric C. Neuman as a director of Glori Energy. Mr. Neuman succeeds Thomas O. Hicks, who is retiring from the board effective November 11, 2015. Mr. Hicks joined Glori Energy’s board in January 2014 in conjunction with an investment by Hicks Equity Partners LLP (“HEP”) in Glori Energy when it completed a reverse merger into a public company. Mr. Neuman has been a managing director of HEP since he joined the firm in 2005 and has closely followed Glori Energy over the last two years. Mr. Neuman will serve on the Audit Committee of the Glori Energy Board.

Previously, Mr. Neuman was a partner of Hicks, Muse, Tate & Furst, which he joined as a vice president in 1993 and became a partner in 2000. Mr. Neuman currently serves on the boards of Drilling Tools International, Inc.; Just Brakes; DirecPath, LLC; Hemisphere Media; Crossings, LLC; and Intercable. He received a Bachelor of Arts degree from the University of South Florida and a Masters of Business Administration, with distinction, from the Kellogg School of Management at Northwestern University.

It is contemplated that Mr. Neuman will enter into the standard Glori Energy indemnification agreement (the “Indemnification Agreement”). The Indemnification Agreement provides, among other things, that Glori Energy will indemnify Mr. Neuman against all expenses and liabilities incurred in connection with his or her service as an executive officer or director to the fullest extent permitted by applicable law. The Indemnification Agreement also provides procedures for the determination of an indemnitee’s right to receive indemnification and the advancement of expenses.

Finally, it is contemplated that Mr. Neuman will enter in the standard Glori Energy director agreement (the “Director Agreement”). The Director Agreement provides certain terms relating to a director’s appointment, including compensation, indemnification, insurance and reimbursement of certain expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glori Energy Inc.

Date: November 13, 2015	By:	/s/ Stuart M. Page
	Name:	Stuart M. Page
	Title:	President and Chief Executive Officer